Javelin Pharmaceuticals, Inc. to Raise $27.6 Million through Registered Direct Offering
Thursday May 8, 2:29 pm ET
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Javelin Pharmaceuticals, Inc. (Amex: JAV — News), a leading developer and marketer of specialty pharmaceutical products for pain management, has received commitments from selected investors to purchase up to 11,450,000 shares of its common stock at a purchase price of $2.41 per share.
The purpose of the offering is to enhance our balance sheet as we proceed in our ongoing partnership discussions.
Certain officers and directors of Javelin will participate in this offering.
The closing of the offering is expected to take place on May 13, 2008, subject to customary closing conditions. The total number of shares to be sold in the offering are up to 11,450,000 with the gross proceeds of up to $27.6 million. The company estimates that net proceeds from the offering will be approximately $25.7 million, after deducting placement agent fees and estimated offering expenses.
Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s web site at http://www.sec.gov, or from Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140 Attention: General Counsel.
A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
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Contact:
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP, Investor Relations
rpierce@javelinpharma.com

Source: Javelin Pharmaceuticals, Inc.